UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2013

WINLAND ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

1-15637	41-0992135
(Commission File Number)	(IRS Employer Identification No.)

1950 Excel Drive
Mankato, Minnesota 56001
(Address of Principal Executive Offices)  (Zip Code)

(507) 625-7231
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2013, the Company and David Gagne, the Company's Chief Executive Officer, agreed to terminate Mr. Gagne's employment relationship with the Company, effective as of the close of the Company's business day on November 15, 2013.  Mr. Gagne also has resigned from the Company's Board of Directors effective as of the close of Company's business day on November 15, 2013.

Pursuant to a Separation Agreement which was presented to Mr. Gagne on November 15, 2013, in exchange for the promises, releases, and agreements made by Mr. Gagne in the Separation Agreement and in full satisfaction of the Company's obligations under an Employment Agreement between the Company and Mr. Gagne dated December 10, 2012 and as amended on October 7, 2013, the Company has agreed to pay Mr. Gagne (i) Two Hundred Thousand and no/100 Dollars ($200,000), subject to required and authorized deductions and withholdings, and (ii) the Company's share of COBRA continuation coverage in the Company's group medical, dental and life insurance plans, for the lesser of nine (9) calendar months or until such time as the continuation of such rights expire.  The Separation Agreement also includes a release by Mr. Gagne of any claims that he may have against the Company.

Mr. Gagne has 21 days from November 15, 2013 in which to consider whether to sign the Separation Agreement, but he may elect to sign such Separation Agreement at any time prior to the expiration of the 21 day period.  Further, Mr. Gagne is entitled by law to rescind the Separation Agreement at any time within 15 days of when he signs it.

The Separation Agreement will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 20, 2013

WINLAND ELECTRONICS, INC.

By	/s/ Brian D. Lawrence
Brian D. Lawrence
Chief Financial Officer and
Senior Vice President